Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and between
NOBLES MEDICAL TECHNOLOGIES, INC.
and
SUTURA, INC.
Dated as of December 12, 2008

TABLE OF CONTENTS

1. PURCHASE AND SALE OF ASSETS	2

1.1 Purchased Assets	2
1.2 Excluded Assets	2

2. ASSUMPTION OF LIABILITIES	3

2.1 Assumed Liabilities	3
2.2 Excluded Liabilities	3

3. PURCHASE CONSIDERATION	3

3.1 Purchase Price Escrow	3
3.2 Purchase Price Payment	3

4. CLOSING	4

4.1 Closing Date	4
4.2 Buyer Closing Deliveries	4
4.3 Seller Closing Deliveries	4

5. REPRESENTATIONS AND WARRANTIES OF SELLER	5

5.1 Corporate Organization	5
5.2 Qualifications to do Business	5
5.3 Corporate Power and Authority	5
5.4 Conflicting Agreements, Governmental Consents	5
5.5 Actions, Suits, Proceedings	6
5.6 Title to Purchased Assets	6
5.7 Brokers and Finders	6

6. DISCLAIMER OF WARRANTIES	6

6.1 General Disclaimer of Warranties	6
6.2 Disclaimer of Representations or Warranties Regarding Regulatory Approval	6
6.3 Disclaimer of Representations or Warranties Regarding Validity of Patents or Non-Infringement of Intellectual Property	6

7. REPRESENTATIONS AND WARRANTIES OF BUYER	7

7.1 Corporate Organization	7
7.2 Qualifications to do Business	7
7.3 Corporate Power and Authority	7

i

7.4 Conflicting Agreements, Governmental Consents	7
7.5 Actions, Suits, Proceedings	7
7.6 Availability of Funds	7
7.7 Brokers and Finders	7

8. OPERATIONS OF SELLER PRIOR TO CLOSING	8

8.1 Management by Buyer	8
8.2 Limitation on Expenses and Expenditures	8

9. CERTAIN COVENANTS OF SELLER	9

9.1 Operation of Business	9
9.2 Access to Employees	9
9.3 Assignment of Contracts	9
9.4 SEC Filings	9
9.5 Non-Solicitation	9
9.6 Notice of Certain Events	10
9.7 Reasonable Best Efforts	10
9.8 Further Assurances	11

10. CERTAIN COVENANTS OF BUYER	11

10.1 Confidentiality	11
10.2 Cooperation with SEC Filings and Seller Legal Requirements	11
10.3 Notice of Certain Events	11
10.4 Reasonable Best Efforts	12

11. MUTUAL COVENANTS	12

11.1 Tax Matters	12
11.2 Third Party Consents	12

12. CLOSING CONDITIONS	13

12.1 Closing Conditions of Seller	13
12.2 Closing Conditions of Buyer	13

13. INDEMNIFICATION.	14

13.1 Indemnification of Buyer	14
13.2 Indemnification of Seller by Buyer	15
13.3 Survival	15
13.4 Procedure for Indemnification	15

14. TERMINATION	16

14.1 Termination Events	16
14.2 Effect of Termination	17

15. GENERAL PROVISIONS	18

15.1 Interpretation and Construction	18
15.2 Entire Agreement	19
15.3 Severability	19
15.4 Amendment and Waiver	19
15.5 Assignment	19
15.6 Notices	19
15.7 Expenses	20
15.8. Public Announcement	21
15.9. Choice of Law	21
15.10. Facsimile Signature; Counterparts	21
15.11. Parties in Interest	21

16. DEFINITIONS	21

EXHIBITS
Exhibit A — Form of Security Interest Release
Exhibit B — Form of Bill of Sale; Assignment and Assumption Agreement
Exhibit C — Form of Waiver and Release of Seller by Dr. Nobles
Exhibit D — Form of Waiver and Release of Buyer by Seller

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, (this “Agreement”) is dated as of December 12, 2008, by and between NOBLES MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“Buyer”) and SUTURA, INC., a Delaware corporation (“Seller”).
RECITALS
     A. Seller is engaged in the business of developing, marketing and selling certain proprietary medical devices.
     B. Seller wishes to sell, and Buyer wishes to purchase, substantially all of the assets of Seller, and Buyer wishes assume certain liabilities of Seller, on the terms and subject to the conditions of this Agreement.
     C. Buyer and Seller have entered into that certain letter agreement dated November 3, 2008 (the “Letter Agreement”).
     D. Pursuant to the Letter Agreement, Buyer, Seller and Escrow Agent have entered into that certain Escrow Agreement made as of November 3, 2008, as amended December 4, 2008, under which Buyer has deposited five hundred thousand dollars ($500,000) (as adjusted pursuant to Section 3.1, the “Buyer Escrow Fund”) with the Escrow Agent (as amended, the “Buyer Fund Escrow Agreement”).
     E. Pursuant to the Letter Agreement, Buyer, Seller and Escrow Agent have entered into that certain Escrow Agreement made as of November 3, 2008, as amended December 4, 2008, under which Seller has deposited five hundred thousand dollars ($500,000) (the “Seller Escrow Fund”) with the Escrow Agent (as amended, the “Seller Fund Escrow Agreement”).
     F. Pursuant to the Letter Agreement, Buyer and its designated representatives have managed and been in charge of the operation and day-to-day business of Seller, subject to such general oversight by the Board of Directors of Seller (“Seller Board”) as is required for Seller Board to exercise its fiduciary duties.
     G. Concurrently with the execution and delivery of this Agreement, Buyer, Seller and the Secured Parties are entering into a Security Interest Release in the form of Exhibit A (the “Secured Parties Release”).
     H. Seller has received the opinion (the “Fairness Opinion”) of Craig-Hallum Capital Group LLC, financial advisor to the Seller, dated December 4th, 2008, to the effect that, as of the date of such opinion, the Purchase Price is fair to the Company from a financial point of view.
TERMS AND CONDITIONS
     In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the Buyer and Seller hereby agree as follows:

     1. PURCHASE AND SALE OF ASSETS.
          1.1 Purchased Assets.
               (a) Upon the terms and subject to the conditions of this Agreement, at Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept all right, title and interest of Seller in and to the following property, rights and assets of Seller existing on the Closing Date (together, the “Purchased Assets”):
               (i) the Cash and Securities of Seller with a value as of Closing of three million dollars ($3,000,000); and
               (ii) all of the other assets of Seller except for the Excluded Assets.
               (b) Without limiting the generality of Section 1.1(a), the Purchased Assets will include:
               (i) all accounts receivable of Seller as of the Closing Date;
               (ii) all inventory of Seller as of the Closing Date;
               (iii) all Intellectual Property of Seller, including Intellectual Property held by any Seller Subsidiary, as of the Closing Date;
               (iv) all property and equipment of the Seller as of the Closing Date; and
               (v) all Regulatory Approvals of Seller, including all Regulatory Approvals from the United States Food and Drug Administration and all EC Certificates of Seller, in each case to the extent transferable pursuant to applicable Governmental Authority.
          1.2 Excluded Assets. The following assets of Seller are excluded from sale to Buyer (the “Excluded Assets”), and are not included in the Purchased Assets:
               (i) Cash and Securities of Seller, except as provided in Section 1.1(a)(i);
               (ii) the Certificate of Incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, tax returns, seals, minute books, stock transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a corporation;

               (iii) the rights of Seller under this Agreement or any other agreement between Seller and Buyer, whether entered into before, on or after the date of this Agreement;
               (iv) all of Seller’s equity interests in (A) Technology Visions Inc., (B) HeartStitch, Inc., (C) Sutura BV, (D) Sutura SARL, and (E) Sutura GMBH (together the “Seller Subsidiaries”); provided, however, that any Intellectual Property held by the Seller Subsidiaries is included in the Purchased Assets; and
               (v) all of Seller’s right and obligations under that certain Option and Distribution Agreement made as of September 20, 2002 between Seller and Getz Bros. & Co., Inc.
     2. ASSUMPTION OF LIABILITIES.
          2.1 Assumed Liabilities. Subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume and agrees to pay, perform and discharge in accordance with their respective terms only the contractual Liabilities under any contract or agreement of Seller assumed by Buyer pursuant to this Agreement and which are expressly set forth on Schedule 2.1, to the extent that such Liabilities relate to performance on or after the Closing (collectively, the “Assumed Liabilities”).
          2.2 Excluded Liabilities. Any Liabilities of Seller not otherwise assumed by Buyer pursuant to Section 2.1 (collectively the “Excluded Liabilities”) shall remain the responsibility of Seller.
     3. PURCHASE CONSIDERATION.
          3.1 Purchase Price Escrow. Buyer will deposit, by wire transfer of immediately available funds, to the Escrow Agent, at the following time, the following amounts to be held in the Buyer Escrow Fund subject to this Agreement and the Buyer Fund Escrow Agreement:
               (a) upon the execution of this Agreement, an amount such that immediately following such deposit, the aggregate balance of the Buyer Escrow Fund is not less than two million five hundred thousand dollars ($2,500,000); and
               (b) upon the mailing of the definitive proxy statement, or final information statement, to the stockholders of Seller regarding approval of the transactions contemplated by this Agreement, an amount such that immediately following such deposit, the aggregate balance of the Buyer Escrow Fund is not less than six million seven hundred fifty thousand dollars ($6,750,000).
          3.2 Purchase Price Payment. On the terms and subject to the conditions of this Agreement, in consideration of the Purchased Assets and in addition to assumption of the Assumed Liabilities, Buyer will pay six million seven hundred fifty thousand dollars ($6,750,000) (the “Purchase Price”) at Closing by delivery, in accordance with the Buyer Fund Escrow Agreement, of written instructions, jointly executed by Buyer and Seller, to the Escrow Agent to transmit on behalf of Seller, the Purchase Price from the Buyer Escrow Fund to Whitebox Advisors, LLC, as collection agent for the Secured Parties (the “Secured Parties Payment”), by wire transfer of immediately available funds.
     4. CLOSING.
          4.1 Closing Date. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 11:00 a.m., California time, as soon as practicable (and, in any event, within two Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Section 12, unless this Agreement has been terminated pursuant to its terms, or at such other time or date as Buyer and Seller may mutually agree. The Closing shall be held at the offices of Babcock & Associates, 600 Anton Boulevard, 11th Floor, Costa Mesa, California, or by facsimile or other exchange of executed documents, or such other location as Buyer and Seller may mutually agree.
          4.2 Buyer Closing Deliveries. At the Closing, Buyer shall:
               (a) deliver to the Escrow Agent written instructions executed by Buyer to transmit the Secured Parties Payment;
               (b) deliver to the Escrow Agent written instructions executed by Buyer to transmit to Seller the balance of the Seller Escrow Fund in accordance with the Seller Escrow Agreement;
               (c) deliver to Seller the Bill of Sale; Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Bill of Sale”) executed by Buyer and such other assumption documents as Seller may reasonably request to evidence the assumption by Buyer of the Assumed Liabilities;
               (d) deliver to Seller a Waiver and Release of Seller by Dr. Nobles in the form of Exhibit C hereto; and
               (e) deliver to Seller copies of all necessary corporate resolutions authorizing the execution, delivery and performance by Buyer of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Buyer, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Seller, in a form acceptable to Seller.
          4.3 Seller Closing Deliveries. At the Closing, Seller shall:
               (a) deliver to the Escrow Agent written instructions executed by Seller to transmit the Secured Parties Payment;
               (b) deliver to the Escrow Agent written instructions executed by Seller to transmit to Seller the balance of the Seller Escrow Fund in accordance with the Seller Escrow Agreement;

               (c) deliver to Buyer the Bill of Sale, executed by Seller and such other documents of transfer as Buyer may reasonably request to evidence the transfer to Buyer the interest of Seller in the Purchased Assets;
               (d) deliver to Buyer a Waiver and Release of Buyer by Seller in the form of Exhibit D hereto; and
               (e) deliver to Buyer copies of all necessary corporate resolutions, including any required resolutions of the stockholders of Seller, authorizing the execution, delivery and performance by Seller of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Seller, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Buyer, in a form acceptable to Buyer.
     5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that:
          5.1 Corporate Organization. Seller is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and carry on its business as now being conducted.
          5.2 Qualifications to do Business. Seller is duly qualified to do business and is in good standing under the laws of the States of California.
          5.3 Corporate Power and Authority. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of Seller. The affirmative vote of the holders of a majority of the outstanding common stock, $0.001 par value, of Seller, voting to approve and adopt this Agreement and the transactions contemplated hereby (the “Stockholder Approval”), is the only vote of the holders of any of Seller’s equity securities necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (the “Enforcement Exceptions”).
          5.4 Conflicting Agreements, Governmental Consents. The execution and delivery by Seller of the Transaction Agreements, the consummation of the transactions contemplated thereby, and the performance or observance by Seller of any of the terms or conditions thereof will not (i) conflict with, or result in a material breach or violation of the terms or conditions of, or constitute a material default under, or result in the creation of any lien on any of the Purchased Assets pursuant to, the Certificate of Incorporation or Bylaws of Seller, any

award of any arbitrator, or any indenture, material contract or material agreement (including any agreement with security holders), material instrument, order, judgment, decree, statute, law, rule or regulation to which Seller or the Purchased Assets is subject, or (ii) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority, other than (A) filings required to be made by Seller with the SEC related to execution and delivery by Seller of the Transaction Agreements, the consummation of the transactions contemplated thereby and the Stockholder Approval, and (B) filings to record the termination of security interest held by third parties in the Purchased Assets required under the Uniform Commercial Code of the applicable states.
          5.5 Actions, Suits, Proceedings. Except as set forth on Schedule 5.6, there are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of its property in any court or before any federal, state, municipal or other governmental agency, nor is Seller in default with respect to any order of any court or governmental agency entered against it in respect of the Purchased Assets, or to which the Purchase Assets are subject, that would reasonably be expected to prevent, delay or impair the Seller’s ability to consummate the transactions contemplated by the Transaction Agreements.
          5.6 Title to Purchased Assets. Except as set forth on Schedule 5.6 and assuming delivery of the Secured Parties Payment, and based upon the Secured Parties Release, Seller has good and marketable title to all of the Purchased Assets, subject to no Encumbrances, other than Permitted Encumbrances. Except as set forth on Schedule 5.6, upon Closing, Buyer will acquire good and marketable title to all of the Purchased Assets and all Assigned Contracts, free and clear of all Encumbrances, other than Permitted Encumbrances.
          5.7 Brokers and Finders. Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement that will require the payment of a fee by Buyer.
     6. DISCLAIMER OF WARRANTIES.
          6.1 General Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5, THE PURCHASED ASSETS ARE SOLD IN THEIR “WHERE-IS, AS-IS” CONDITION WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.
          6.2 Disclaimer of Representations or Warranties Regarding Regulatory Approval. Without limiting the generality of Section 6.1, Seller makes no representation or warranty to Buyer regarding any regulatory approval that Seller may or may not have with respect to its products, operations or otherwise.
          6.3 Disclaimer of Representations or Warranties Regarding Validity of Patents or Non-Infringement of Intellectual Property. Without limiting the generality of Section 6.1, Seller makes no representation or warranty to Buyer regarding the validity of any Patent included in the Purchased Assets, and Seller makes no representation or warranty to Buyer regarding whether any of the Purchased Assets or Seller’s products or operations infringe the Intellectual Property of any other Person.
     7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:
          7.1 Corporate Organization. Buyer is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and carry on its business as now being conducted.
          7.2 Qualifications to do Business. Buyer is duly qualified to do business and is in good standing under the laws of the States of California.
          7.3 Corporate Power and Authority. Buyer has the corporate power to execute and deliver the Transaction Agreements and to consummate the transactions contemplated thereby. All actions on the part of the Buyer necessary for the authorization, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been taken. The Transaction Agreements are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except that the enforcement thereof may be limited by the Enforcement Exceptions.
          7.4 Conflicting Agreements, Governmental Consents. The execution and delivery by Buyer of the Transaction Agreements, the consummation of the transactions contemplated thereby, and the performance or observance by Seller of any of the terms or conditions thereof will not (i) conflict with, or result in a material breach or violation of the terms or conditions of, or constitute a material default under the Certificate of Incorporation or Bylaws of, Buyer, any award of any arbitrator, or any indenture, material contract or material agreement (including any agreement with security holders), material instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (ii) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.
          7.5 Actions, Suits, Proceedings. There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its property in any court or before any federal, state, municipal or other governmental agency, nor is Buyer in default with respect to any order of any court or governmental agency entered against it that would reasonably be expected to prevent, delay or impair the Buyer’s ability to consummate the transactions contemplated by the Transaction Agreements.
          7.6 Availability of Funds. As of the date hereof, Buyer has access to cash sufficient to enable it to make payment of the amounts to be paid by it hereunder.
          7.7 Brokers and Finders. Buyer has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement that will require the payment of a fee by Seller.

     8. OPERATIONS OF SELLER PRIOR TO CLOSING.
          8.1 Management by Buyer.
               (a) In accordance with the terms and conditions of this Agreement, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Buyer and its designated representatives shall manage and be in charge of the operations and day-to-day business of Seller, subject to such general oversight by the Seller Board as is required for Seller Board to exercise its fiduciary duties.
               (b) Notwithstanding Sections 8.1(a), but subject to Section 8.2, Buyer and its designated representatives shall not make expenditures of Seller cash, or cause Seller to incur Liabilities, during the Buyer Management Period, that in the aggregate exceed the Expense Limitation.
          8.2 Limitation on Expenses and Expenditures.
               (a) Notwithstanding any other provisions of this Agreement, Buyer agrees that it will not permit the sum of (i) the cash expenditures made by Seller during the period from November 3, 2008 to the earlier of the Closing Date or the termination of this Agreement (the “Buyer Management Period”), and (ii) expenses incurred by Seller during the Buyer Management Period, determined in accordance with generally accepted accounting principles, for which Liabilities remain outstanding as of the end of the Buyer Management Period (together the “Actual Expenses”), to exceed five hundred thousand dollars ($500,000) (as adjusted pursuant to Section 8.2(c), the “Expense Limitation”). At the termination of the Buyer Management Period, Buyer will promptly reimburse Seller for the amount, if any, by which Actual Expenses exceeded the Expense Limitation.
               (b) Notwithstanding Section 8.2(a), Actual Expenses will not include (i) any transaction expenses incurred by Seller in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated by it, including financial advisor, legal and SEC compliance expenses, in each case that are not incurred at the direction of Buyer, (ii) any Liability incurred on behalf of Seller directly by the Seller Board or any officer of Seller who is not affiliated with Buyer, without any action by Buyer (iii) any Liability incurred at the express written direction of either the Seller Board or any officer of Seller which is not authorized by Buyer and that is not both (A) in the ordinary course of business, and (B) consistent with past practices, and (iv) any depreciation, amortization, or interest expense or income tax of Seller.
               (c) If the Closing does not occur prior to or on December 15, 2008, the Expense Limitation will increase to one million dollars ($1,000,000), with a corresponding increase in the Buyer Break-Up Fee pursuant to Section 14.2(a). If after December 15, 2008, Buyer provides written notice to Seller, in accordance with Section 15.6 that Buyer consents to increase the potential Buyer Break-Up Fee pursuant to Section 14.2(a) to an amount in excess of one million dollars ($1,000,000), the amount of the Expense Limitation will be equal to the maximum amount of the Buyer Break-Up Fee specified in such notice provided, however, that in no event will the Expense Limitation exceed one million five hundred thousand dollars ($1,500,000).

     9. CERTAIN COVENANTS OF SELLER. Subject to Section 8, Seller agrees that from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement:
          9.1 Operation of Business. Except as otherwise expressly contemplated by this Agreement or the Secured Parties Release, Seller (i) will conduct its business only in the ordinary course of business, (ii) will use reasonably commercial efforts to maintain all of its property and equipment in their repair, order and condition as of the date hereof, (iii) will not alter its capital structure or issue additional securities or make any distribution to stockholders or distributions or payments to creditors (other than in accordance with Section 8), or commit to do any of the foregoing, and (iv) will use its best efforts to preserve its present business organization, retain the services of its employees and preserve the present relationships of Seller with its customers and suppliers; provided, however, that nothing in this Section 9.1 will require Seller to incur any obligation to any third party or make any payment that it otherwise would not incur or be required to make.
          9.2 Access to Employees. Seller will afford Buyer reasonable access to the employees of Seller for the purpose of inducing such employees to accept employment with Buyer. Seller will not interfere with Buyer’s discussions with such employees.
          9.3 Assignment of Contracts. Seller will assign to Buyer such contracts and agreements of Seller related to the Purchased Assets as Buyer reasonably requests, to the extent such contracts and agreements are assignable without the consent of any third party. To the extent any contract or agreement of Seller related to the Purchases Assets that Buyer reasonably requests to be assigned to Buyer is not assignable without the consent of a third party or third parties, Buyer will be solely responsible for soliciting and obtaining the applicable consents to assignment. The sole responsibility of Seller with respect to such consents will be to countersign such consents, provided that such consents include a release of Seller’s obligations from the underlying contract or agreement that is acceptable to Seller in its sole discretion. Nothing in this Section 9.3 will require Seller to incur any obligation to any third party or make any payment that it otherwise would not incur or be required to make. The provision of this Section 9.3 will apply to the lease related to Buyer’s facilities at 17080 Newhope Street, Fountain Valley, California.
          9.4 SEC Filings. Seller will make, on or before the date due, any filings required to be made by Seller with the SEC related to execution and delivery by Seller of the Transaction Agreements, the consummation of the transactions contemplated thereby or the Stockholder Approval. In addition, Seller will make as soon as reasonably possible any and all filings with the SEC necessary or desirable to obtain, or cause to become effective, the Stockholder Approval as promptly as reasonably possible.
          9.5 Non-Solicitation.
               (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller will not, and will use its reasonable best efforts to cause its Representatives not to, directly or indirectly solicit, seek, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, sale of substantial assets, sale of shares of more than 10% of the outstanding equity securities, in each case of Seller, or similar transaction involving Seller, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that nothing contained in this Agreement shall prevent Seller or the Seller Board from furnishing information to, or entering into discussions or negotiations with, or otherwise facilitate any inquiries of, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person, or modifying or withdrawing its approval and authorization of the transactions contemplated hereby or approving and authorizing an unsolicited bona fide written Acquisition Proposal, if and only to the extent that the Seller Board believes in good faith (after consultation with its financial and legal advisors) that such action is required for the Seller Board to comply with its fiduciary duties to the stockholders of Seller under applicable law.
               (b) Seller shall notify Buyer promptly after receipt by Seller (or its Representatives) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to its properties, books or records by any Person that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact. Seller shall continue to keep Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.
               (c) The Seller Board shall not withdraw, modify or change, or propose to withdraw, modify or change, in a manner adverse to Buyer, the authorization and approval of this Agreement or the transactions contemplated hereby unless the Seller Board determines that it is necessary to do so in the exercise of its fiduciary duties.
          9.6 Notice of Certain Events. Seller shall promptly notify Buyer of:
               (a) any notice or other communication received by Seller from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
               (b) any notice or other communication received by Seller from any Governmental Authority, including the SEC, in connection with the transactions contemplated by this Agreement;
               (c) any inaccuracy of any representation or warranty of Seller contained in this Agreement at any time during the term hereof; and
               (d) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
          9.7 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Section 9.5, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

          9.8 Further Assurances. From time to time after the Closing, Seller will execute and deliver such other instruments of transfer and take such other ministerial actions, at Buyer’s expense, as Buyer may reasonably require to transfer the Purchased Assets to, and vest title of the Purchased Assets in, Buyer, and to put Buyer in possession of the Purchased Assets. Without limiting the foregoing, Seller shall execute and deliver such instruments and take such other ministerial actions, at Buyer’s expense, as Buyer may reasonably request in connection with the transfer to Buyer of all Regulatory Approvals of Seller, including all Regulatory Approvals from the United States Food and Drug Administration and all EC Certificates of Seller, in each case to the extent transferable pursuant to applicable Governmental Authority. Notwithstanding any other provision of this Section 9.8, Buyer acknowledges that Seller will have little, if any, capacity following the consummation of the transactions contemplated by this Agreement to take actions beyond the execution and delivery of documents, and Seller will not be required to take any substantive actions under this Section 9.8.
     10. CERTAIN COVENANTS OF BUYER. Buyer agrees that from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement:
          10.1 Confidentiality. Buyer shall maintain and shall cause its Representative to maintain, the confidentiality of all information disclosed to it or its Representatives and designated in writing as confidential or business sensitive by Seller or its Representatives in connection with the transactions contemplated by this Agreement. Buyer will disseminate such confidential information only to Representatives of Buyer whose duties justify a need to know such information, and then only for the purpose of furtherance of the transactions contemplated by this Agreement. Buyer acknowledges that Seller is a publicly traded company and agrees, on behalf of itself and its Representatives, that neither it nor they shall use any confidential or non-public information to make trades in Seller’s securities.
          10.2 Cooperation with SEC Filings and Seller Legal Requirements. Buyer shall cooperate with Seller in the preparation of any SEC filings required pursuant to Section 9.4 and shall promptly provide complete and accurate information to Seller reasonably requested by Seller for any disclosure regarding Buyer to be included in such SEC filings. Without limiting the generality of the foregoing, (i) Buyer will provide to Seller a complete and accurate initial draft of such reasonably requested information as soon as reasonably possible following a request from Seller for such information, and (ii) Buyer will provide to Seller complete and accurate additional information as Seller may reasonably request to respond to any SEC comments regarding Seller SEC filings or for Seller’s compliance with the requirements of any Governmental Authority as soon as reasonably possible following a request from Seller for such information. Failure to company with this Section 10.2 shall be deemed to be a material breach of a covenant of Buyer in this Agreement for purposes of Section 14.1(b).
          10.3 Notice of Certain Events. Buyer shall promptly notify Seller of:
               (a) any notice or other communication received by Buyer from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication received by Buyer from any Governmental Authority, including the SEC, in connection with the transactions contemplated by this Agreement;
               (c) any inaccuracy of any representation or warranty of Buyer contained in this Agreement at any time during the term hereof; and
               (d) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
          10.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
     11. MUTUAL COVENANTS.
          11.1 Tax Matters.
               (a) Buyer shall be responsible for, and shall defend, indemnify and hold Seller harmless against and in respect of, any and all Taxes incurred, or that may be payable to any taxing authority, in connection with, the transactions (including the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement; provided, however, that Seller will be responsible for its own income, capital gain or similar Taxes incurred, or that may be payable to any taxing authority, in connection with, the transactions contemplated by this Agreement and for the Taxes of Seller in the ordinary course of its business.
               (b) Seller is and shall remain solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for periods ending on or prior to the Closing Date (the “Pre-Closing Period”). Buyer shall be solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for periods beginning after the Closing Date (the “Post-Closing Period”). Seller shall indemnify and hold harmless Buyer from any Liability for, or arising out of or based upon, or relating to any Taxes arising from the Purchased Assets during the Pre-Closing Period. Buyer shall indemnify and hold harmless Seller from any Liability for, or arising out of or based upon, or relating to any Taxes arising from the Purchased Assets during the Post-Closing Period. Seller and Buyer shall cooperate concerning all Tax matters relating to this division of responsibility, including the filing of Tax returns and other governmental filings associated therewith.
          11.2 Third Party Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, prior to obtaining the appropriate consent, any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Buyer or Seller thereunder. Seller will use commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.
     12. CLOSING CONDITIONS.
          12.1 Closing Conditions of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to and conditioned upon satisfaction, or waiver by Seller, at or before the Closing of each of the following conditions:
               (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by Buyer on or before the Closing shall have been complied with and performed in all material respects, and Buyer shall not be in breach of any such covenant or agreement and shall have delivered on the Closing Date to Seller all of the documents and instruments which are required to have been delivered by it on the Closing Date.
               (b) All representations and warranties of Buyer contained in or made pursuant to this Agreement or any other instrument or agreement to be delivered in connection herewith shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.
               (c) Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by a responsible officer of Buyer and certifying to the satisfaction of the conditions specified in Sections 12.1 (a) and (b) hereof.
               (d) The Stockholder Approval shall have been obtained.
               (e) No order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restricts or prohibits the consummation of the transactions contemplated by this Agreement.
               (f) Buyer shall have delivered to Seller copies of all necessary corporate resolutions of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Buyer.
          12.2 Closing Conditions of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to and conditioned upon the satisfaction, or waiver by Buyer, at or before Closing of each of the following conditions:
               (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by Seller on or before the Closing shall have been complied with and performed in all material respects, and Seller shall not be in material breach of any such covenant or agreement and shall have delivered on the Closing Date to Buyer all of the documents and instruments that are required to be delivered by it on the Closing Date.
               (b) All representations and warranties of Seller contained in or made pursuant to this Agreement or any other instrument or agreement to be delivered in connection herewith shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.
               (c) The Stockholder Approval shall have been obtained.
               (d) Seller shall have delivered to Buyer a certificate, dated the Closing Date, executed by a responsible officer of Seller certifying to the satisfaction of the conditions specified in Sections 12.2 (a), (b) and (c) hereof.
               (e) Seller shall have delivered to Buyer copies of all necessary corporate resolutions of Seller authorizing the execution, delivery and performance by Seller of this Agreement, and consummation of the transactions contemplated hereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Seller.
               (f) No order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the consummation of the transactions contemplated by this Agreement.
               (g) Seller shall have delivered to Buyer a copy of the Fairness Opinion.
     13. INDEMNIFICATION.
          13.1 Indemnification of Buyer.
               (a) Seller and its successors and assigns agree to indemnify and hold harmless Buyer, its successors and assigns, all Affiliates of Buyer and their respective members, shareholders, directors, officers, employees and agents (the “Buyer Indemnitees”) and will reimburse such persons from and against and with respect to Losses resulting or arising from:
          (i) any misrepresentation or breach of warranty on the part of Seller, under this Agreement, including the schedules hereto, the other Transaction Agreements or any certificate, document, agreement or instrument delivered at Closing pursuant to Section 4.3;
          (ii) any non-fulfillment of any covenant or agreement on the part of Seller under this Agreement, the other Transaction Agreements or any certificate, document, agreement or instrument delivered at Closing pursuant to Section 4.3;
          (iii) any Liabilities of Seller other than the Assumed Liabilities; or

          (iv) fraud, intentional misrepresentation or willful breach by Seller.
               (b) The indemnification obligations of Seller or its successors and assigns hereunder relate to indemnification for all Losses of a Buyer Indemnitee, regardless of whether such Loss arises from a third-party claim against such Buyer Indemnitee or otherwise.
          13.2 Indemnification of Seller by Buyer.
               (a) Buyer hereby agrees to indemnify and hold harmless Seller, its successors and assigns, all Affiliates of Seller and their shareholders, directors, officers, employees and agents (the “Seller Indemnitees”) against and with respect to any and all Losses directly or indirectly resulting or arising from:
          (i) any misrepresentation or breach of warranty on the part of Buyer under this Agreement, including the schedules hereto, the other Transaction Agreements, or any certificate, document, agreement, or instrument delivered at Closing pursuant to Section 4.2;
          (ii) any non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement, the other Transaction Agreements or any certificate, document, agreement, or instrument delivered at Closing pursuant to Section 4.2;
          (iii) the Assumed Liabilities; and
          (iv) fraud, intentional misrepresentation or willful breach by Buyer.
               (b) The indemnification obligations of Buyer hereunder relate to indemnification for all Losses of a Seller Indemnitee, regardless of whether such Loss arises from a third-party claim against such Seller Indemnitee or otherwise.
          13.3 Survival.
               (a) Each representation and warranty contained herein will survive the Closing and will remain in full force and effect, without limitation.
               (b) Each covenant or agreement (and related certification) contained herein will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.
          13.4 Procedure for Indemnification. If a third-party claim is made against a Seller Indemnitee or a Buyer Indemnitee (an “Indemnitee”), and if such Indemnitee believes that such claim could give rise to a right of indemnification, then such Indemnitee shall give written notice to the party obligated to provide indemnification hereunder (an “Indemnifying Party”) of such claim as soon as reasonably practicable after such Indemnitee has received notice thereof (provided that failure to give timely notice shall not limit the indemnification obligations of the

Indemnifying Party hereunder except to the extent that the delay in giving, or failure to give, such notice has materially prejudiced the ability of the Indemnifying Party to defend the claim). The Indemnifying Party shall defend such claim, at the Indemnifying Party’s own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnitee, provided that an Indemnitee shall at all times also have the right to fully participate in the defense at its own expense (and may retain its own counsel at the expense of the Indemnifying Party if it shall reasonably determine that representation of it and the Indemnifying Party by the same counsel would present an ethical conflict of interest; provided that the Indemnifying Party will only be responsible under such circumstances for the expenses of a single additional counsel for all Indemnitees). If the Indemnifying Party shall fail to defend such claim within 15 days after notice thereof shall have been given by an Indemnitee to the Indemnifying Party or if the Indemnifying Party shall not diligently pursue such a defense, such Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim on behalf, for the account, and at the risk and expense (including the payment of the reasonable attorneys’ fees of such Indemnitee regardless of whether the Indemnitee prevails against the third party claim) of the Indemnifying Party. If the Indemnifying Party assumes the defense of such claim, the obligation of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim.
          The Indemnifying Party shall not consent to the entry of any judgment or settle or compromise any third-party demands, claims, actions, suits or proceedings for which an Indemnitee has sought indemnification from the Indemnifying Party unless it shall have given such Indemnitee not less than 15 days prior written notice of the proposed consent, settlement or compromise, and afforded such Indemnitee an opportunity to consult with the Indemnifying Party regarding the proposed consent, settlement or compromise, and shall not consent to the entry of any judgment or enter into any settlement or compromise without the approval of such Indemnitee. An Indemnitee shall not unreasonably withhold or delay its approval of a proposed consent, settlement or compromise. In determining whether to give its approval, an Indemnitee may consider whether the proposed consent, settlement or compromise includes as an unconditional term thereof the giving by the claimant to such Indemnitee of a release from all Liabilities in respect of such claim except the Liabilities satisfied by the Indemnifying Party.
     14. TERMINATION.
          14.1 Termination Events. This Agreement may be terminated prior to Closing by:
               (a) the written agreement of Buyer and Seller;
               (b) Seller following (i) discovery of any material inaccuracy of any representation or warranty of Buyer contained in this Agreement, or (ii) any material breach of any covenant of Buyer in this Agreement if such breach remains uncured ten days after Seller provides notice to Buyer thereof;
               (c) Buyer following (i) discovery of any material inaccuracy of any representation or warranty of Seller contained in this Agreement, or (ii) any material breach of any covenant of Seller in this Agreement if such breach remains uncured ten days after Buyer provides notice to Seller thereof;
               (d) Buyer or Seller if the Closing has not occurred on or prior to February 28, 2009; provided that the right to terminate this Agreement pursuant to this Section 14.1(g) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur on or prior to such date;
               (e) Seller if the Fairness Opinion is withdrawn;
               (f) Seller if the Seller Board shall have withdrawn its authorization and approval of this Agreement and the transactions contemplated hereby based upon receipt by the Seller Board of an Acquisition Proposal;
               (g) Buyer if the (i) Seller Board shall have withdrawn its authorization and approval of this Agreement and the transactions contemplated hereby based upon receipt by the Seller Board of an Acquisition Proposal, and (ii) the Closing has not occurred on or prior to February 27, 2009; and
               (h) Buyer if the Stockholder Approval has not been obtained within five (5) Business Days following (i) notification from the SEC that it has no comments (or no further comments) on the materials required to be distributed to the stockholders of Seller pursuant to the regulations of the SEC, or (ii) the expiration of the applicable waiting period following the initial filing of such materials with the SEC without receipt of comments from the SEC on such materials.
          14.2 Effect of Termination.
               (a) If Seller terminates this Agreement under Section 14.1(b), (i) Buyer will pay Seller an amount (the “Buyer Break-Up Fee”) equal to the Actual Expenses, and (ii) Seller will immediately join Buyer in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer from the Buyer Escrow Fund, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund in excess of one hundred and twenty five percent (125%) of the Expense Limitation at the time of such termination. If the Buyer Break-Up Fee becomes payable to Seller under this Section 14.2(a), Buyer will promptly join Seller in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Seller the amount of the Buyer Break-Up Fee from the Buyer Escrow Fund in accordance with the Buyer Escrow Agreement.
               (b) If Buyer terminates this Agreement under Section 14.1(c), (g), or (h) or Seller terminates this Agreement under Section 14.1(e) or (f), Seller will pay Buyer an amount (the “Seller Break-Up Fee”) equal to five hundred thousand dollars ($500,000). If the Seller Break-Up Fee becomes payable to Buyer under this Section 14.2(b), Seller will promptly join Buyer in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer the amount of the Seller Break-Up Fee from the Seller Escrow Fund in accordance with the Seller Escrow Agreement.

               (c) If this Agreement is terminated other than by Seller under Section 14.1(b), Seller and Buyer will immediately deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund.
               (d) If this Agreement is terminated other than by Buyer under Section 14.1(c), (g), or (h) or by Seller under Section 14.1(e) or (f), Seller and Buyer will immediately deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Seller, in accordance with the Seller Escrow Agreement, the amount of the Seller Escrow Fund.
               (e) No termination of this Agreement pursuant to Section 14.1 shall relieve any party hereto of any liability for any breach of this Agreement prior to the date of such termination.
               (f) Upon any termination of this Agreement pursuant to Section 14.1, no party hereto shall thereafter have any further liability or obligation hereunder, except (i) as provided in this Section 14.2, and (ii) the obligations under Section 10.1 shall continue through and until the date that is two (2) years subsequent to the date hereof.
     15. GENERAL PROVISIONS.
          15.1 Interpretation and Construction. In this Agreement:
               (a) the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;
               (b) words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.
               (c) terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;
               (d) unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;
               (e) “include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;
               (f) “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;
               (g) unless expressly stated herein to the contrary, reference to a Section, Schedule or Exhibit is to a section, schedule or exhibit, respectively, of this Agreement;
               (h) all dollar amounts are expressed in United States dollars and will be paid in cash in United States currency;

               (i) each party was represented by legal counsel in connection with this Agreement and each party and each party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be employed in the interpretation hereof; and
               (j) each representation, warranty, covenant and agreement herein will have independent significance, and if any party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that such party is in breach of such first representation, warranty, covenant or agreement.
          15.2 Entire Agreement. This Agreement, including the exhibits and schedules attached to this Agreement, and the other Transaction Agreements constitute the entire agreement and understanding among Seller and Buyer with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement and the other Transaction Agreements.
          15.3 Severability. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.
          15.4 Amendment and Waiver. Any provision of this Agreement may be amended or waived only by a writing signed by the party against which enforcement of the amendment or waiver is sought.
          15.5 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to any of its Affiliates, whether currently in existence or created subsequent to the date hereof. No assignment by Buyer will relieve Buyer of responsibility for performance of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and permitted assigns shall acquire or have any rights under or by virtue of this Agreement.
          15.6 Notices. All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

(i)	If to Seller:
Sutura, Inc.
17080 Newhope Street
Fountain Valley, California
Attention: Chief Executive Officer
Telephone: (714) 437-9801
Facsimile: (714) 437-9806
With a simultaneous copy to:
Babcock & Associates
500 Newport Center Dr. Ste. 945
Newport Beach, California 92660
Attention: Richard J. Babcock
Telephone: (714) 243-6123
Facsimile: (714) 209-7678
(ii)	If to Buyer:
Nobles Medical Technologies, Inc.
17080 Newhope Street
Fountain Valley, California
Attention: Chief Executive Officer
Telephone: (714) 454-8009
With a simultaneous copy to:
Zwierlein & Associates
26440 La Alameda, Suite 200
Mission Viejo, California 92691
Attn: Robert F. Zwierlein
Telephone: (714) 420-6388
Facsimile: (949) 606-8880
          15.7 Expenses. Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including its attorneys’ fees and accountants’ fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

          15.8. Public Announcement. Neither party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s securities trade; provided, however, that the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.
          15.9. Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof, as though all acts and omissions related to this Agreement occurred in the State of Delaware.
          15.10. Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be considered an original.
          15.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.
     16. DEFINITIONS.
     “Acquisition Proposal” is defined in Section 9.5(a).
     “Actual Expenses” is defined in Section 8.2(a).
     “Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of such definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the preamble of this Agreement.
     “Assumed Liabilities” is defined in Section 2.1.
     “Bill of Sale” is defined in Section 4.2(c).
     “Business Day” means any day other than a Saturday, Sunday or a day that banks in the State of California are generally authorized or required by applicable Governmental Authority to be closed.

     “Buyer” is defined in the preamble of this Agreement.
     “Buyer Break-Up Fee” is defined in Section 14.2(a).
     “Buyer Escrow Fund” is defined in Recital D.
     “Buyer Fund Escrow Agreement” is defined in Recital D.
     “Buyer Indemnitees” is defined in Section 13.1(a).
     “Buyer Management Period” is defined in Section 8.2(a).
     “Cash and Securities” means all of the assets of Seller that are classified as “Cash & cash equivalents,” “Marketable securities,” “Certificates of deposit – Short term,” “Certificates of deposit – Long term” and “Deposits” on the balance sheet of Seller.
     “Closing” is defined in Section 4.1.
     “Closing Date” means the date of the Closing.
     “Copyrights” means all computer code or programs, whether in the source code or object code version (together with and including any algorithm, flowchart, schematic, diagram, header file, library, object, specification, annotation, or other documentation related thereto, and together with and including any prebuilt solutions and scripts), artwork, illustrations, graphics, icons, audio works, video clips, audio-visual works, photographs, descriptive or other text, data, databases, research, reports, analyses, forecasts, and business plans, all other works of authorship and any other works recognized as copyrightable subject matter under the laws of any country or political subdivision thereof or any bilateral or international convention or treaty, together with all worldwide copyrights therein (and all applications, rights to make applications, registrations, recordations, renewals, extensions, reversions or restorations thereof and therefor).
     “Encumbrance” means any mortgage, charge, royalty, license fee, lien, security interest, easement, right of way, pledge, encumbrance or cloud on title of any nature whatsoever.
     “Enforcement Exceptions” is defined in Section 5.3.
     “Escrow Agent” means Farmers and Merchants Bank.
     “Excluded Assets” is defined in Section 1.2.
     “Excluded Liabilities” is defined in Section 2.2.
     “Expense Limitation” is defined in Section 8.2(a).
     “Fairness Opinion” is defined in Recital H.
     “Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental body, agency, authority

(including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Indemnifying Party” is defined Section 13.4.
     “Indemnitee” is defined in Section 13.4.
     “Intellectual Property” means all Copyrights, Patent rights, Trademarks, service marks and trade dress rights, Trade Secret rights, license rights, contract rights, distribution rights, moral rights (and waivers thereof), mask works, rights of publicity, rights in the nature of unfair competition rights, rights to sue for passing off, and all other intellectual property rights therein that are, or may in the future be, recognized under the laws of any country, or any political subdivision thereof, or under any bilateral or international convention or treaty.
     “Knowledge” means, with respect to Buyer, the actual knowledge of the officers and directors of Buyer, and those matters that would reasonably be expected to be known by the officers and directors of Buyer based on their positions with Buyer; and, with respect to Seller the actual knowledge of the officers and directors of Seller, and those matters that would reasonably be expected to be known by the officers and directors of Seller based on their positions with Seller.
     “Letter Agreement” is defined in Recital C.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
     “Losses” means any and all losses, injuries, damages, deficiencies, claims, Liabilities (other than Assumed Liabilities), costs (including reasonable legal and other costs), penalties, interest, expenses and obligations (other than Assumed Liabilities); provided, however, that Losses shall not include punitive, exemplary, remote or speculative damages, except to the extent paid by an Indemnitee to a third party.
     “Patents” means all inventions, improvements, innovations, ideas, concepts, designs, processes, methods and techniques and know-how (whether patentable, patented, reduced to practice or not), and all other subject matter recognized as patentable under the laws of any country, or any political subdivision thereof, or under any bilateral or international treaty or convention, together with all patent rights granted therein (or applications therefor) and all reissues, reexaminations and extensions thereof, and all divisionals, substitutions, renewals, continuations and continuations-in-part, thereof.
     “Permitted Encumbrance” means any Encumbrance for Taxes, assessments and other governmental charges that are not due and payable as of the Closing Date.
     “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any government authority.

     “Post-Closing Period” is defined in Section 11.1(b).
     “Pre-Closing Period” is defined in Section 11.1(b).
     “Purchase Price” is defined in Section 3.2.
     “Purchased Assets” is defined in Section 1.1(a).
     “Representatives” shall mean, with respect to any Person, such Person’s officers, employees, counsel, representatives, accountants and auditors.
     “SEC” means the United States Securities and Exchange Commission.
     “Secured Parties” means Pandora Select Partners, L.P., Whitebox Hedged High Yield Partners, L.P., Whitebox Convertible Arbitrage Partners, L.P., Whitebox Intermarket Partners, L.P., Gary S. Kohler, Scot W. Malloy and Synapse Capital, LLC.
     “Secured Parties Payment” is defined in Section 3.2.
     “Secured Parties Release” is defined in Recital G.
     “Seller” is defined in the preamble of this Agreement.
     “Seller Board” is defined in Recital F.
     “Seller Break-Up Fee” is defined in Section 14.2(b).
     “Seller Escrow Fund” is defined in Recital E.
     “Seller Fund Escrow Agreement” is defined in Recital E.
     “Seller Indemnitees” is defined in Section 13.2(a).
     “Seller Subsidiaries” is defined in Section 1.2(iv)
     “Stockholder Approval” is defined in Section 5.3.
     “Tax” means all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, customs duties or other taxes of any kind whatsoever (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.
     “Trade Secrets” means all confidential information or other items recognized as “trade secrets” under the laws of any country, or any political subdivision thereof, or under any international convention or treaty.

     “Trademarks” means all trademarks, trade names, service marks, slogans, logos, trade dress, internet domain names, other electronic communications identifications and other sources of business identification recognized in any country, or any political subdivision thereof or under any bilateral or international treaty or convention (whether registered or unregistered), together with all related contract rights and all registrations, recordings and renewals thereof (and all applications in connection therewith) and together with the goodwill associated therewith.
     “Transaction Agreements” means this Agreement, the Bill of Sale; Assignment and Assumption Agreement, the Buyer Fund Escrow Agreement and the Seller Fund Escrow Agreement.
     “United States” means the Unites States of America.
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     The parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

NOBLES MEDICAL TECHNOLOGIES, INC.

By:	/s/ Anthony Nobles

Its:	CEO

SUTURA, INC.

By:	/s/ Brian Abraham

Its:	CEO

[Signature Page to Asset Purchase Agreement]